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Exhibit 99.2

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Note: Capitalized terms not defined herein or in Exhibit 99.3 of the Current Report on Form 8-K filed with the SEC on November 3, 2015 have the meaning as ascribed to them in our Annual Report on Form 10-K for the year ended November 30, 2014, filed with the SEC on February 13, 2015.

Introduction

        This discussion and analysis summarizes the significant factors affecting our results of operations and financial conditions during the fiscal years ended November 30, 2014, 2013 and 2012, respectively. This discussion should be read in conjunction with our Consolidated Financial Statements, Notes to Consolidated Financial Statements and supplemental information in Item 8 of our Annual Report and included as Exhibit 99.3 of our Current Report on Form 8-K filed herewith. The discussion and analysis contains statements that may be considered forward-looking. These statements contain a number of risks and uncertainties, as discussed under the heading "Forward-Looking Statements" and "Risk Factors" of our Annual Report that could cause actual results to differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of our Annual Report. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements. We do not undertake to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date of the filing of our Annual Report or to reflect the occurrence of unanticipated events, including events as a result of new information, changed circumstances or otherwise.

        We completed the acquisition of Hudson on September 30, 2013 and the information presented includes the results of operations of Hudson from that date through the end of our fiscal year of November 30, 2013, which was approximately two months of operations, and its financial results are included in each of the two reportable segments in a manner consistent with our reporting structure. Therefore, our results of operations for the fiscal year 2013 are not necessarily indicative of future results. Our financial results for fiscal 2014 reflect a full year of operations for our Hudson subsidiary.

        We completed the sale of certain of our operating and intellectual property assets related to the Joe's Business (as defined below) to two separate purchasers for an aggregate purchase price of $80 million (the "Asset Sale") in September 2015, and, as a result, sales of our Joe's® products are presented as held for sale (discontinued operations) in our condensed consolidated financial statements for all periods presented. As part of the Asset Sale, we entered into an asset purchase agreement (the "IP Asset Purchase Agreement") with Joe's Holdings LLC, a Delaware limited liability company ("IP Assets Purchaser"), and, solely for the purposes of its related guarantee, Sequential Brands Group, Inc., a Delaware corporation, pursuant to which, the IP Assets Purchaser, among other things, purchased certain intellectual property assets (the "Intellectual Property Assets") used or held for use in our business operated under the brand names "Joe's Jeans," Joe's," "Joe's JD" and "else" (the "Joe's Business"). The aggregate purchase price was $67 million. Simultaneous with the IP Asset Purchase Agreement, we entered into an asset purchase agreement (the "Operating Asset Purchase Agreement" and together with the IP Asset Purchase Agreement, the "Asset Purchase Agreements"), with GBG USA Inc., a Delaware corporation ("Operating Assets Purchaser"), pursuant to which the Operating Assets Purchaser, among other things, purchased certain inventory and other assets and assumed certain liabilities from us and our subsidiaries related to the Joe's Business, including certain employees of the Joe's Business and, at a later date, specified Joe's store leases. The aggregate purchase price was $13 million. At the closing of the sale, both the IP Assets Purchaser and the Operating Assets Purchaser deposited an aggregate of $4.0 million into an escrow account, which will be used to defer certain costs and expenses which may be incurred by us after the closing of the transaction.

Executive Overview and Subsequent Events

        Our principal business activity is the design, development and worldwide marketing of apparel products, which include denim jeans, related casual wear and accessories that bear the brands Joe's® and Hudson®. Joe's® was established in 2001 and the brand is recognized in the premium denim industry, an industry term for denim jeans with price points generally of $120 or more, for its quality, fit and fashion-forward designs. We completed an Asset Sale related to our Joe's® brand in September 2015 sales of our Joe's® products are presented as held for sale (discontinued operations) in our condensed consolidated financial statements for all periods presented. Hudson was established in 2002, and is similarly recognized as a premier designer and marketer of women's and men's premium branded denim apparel. Because we focus on design, development and marketing, we rely on third parties to manufacture our apparel products. We sell our products through our own retail stores and to numerous retailers, which include major department stores, specialty stores and distributors around the world.

        On September 30, 2013, we acquired all of the outstanding equity interests in Hudson for an aggregate purchase price consisting of approximately $65,416,000 in cash and approximately $27,451,000 in convertible notes, net of discount. We also issued promissory notes, bearing no interest, for approximately $1,235,000 in aggregate principal amount that was paid on April 1, 2014 to certain option holders of Hudson. This acquisition provided us with an additional proven premium denim brand and enhanced our prospects for growth across wholesale, retail and e-commerce, both domestically and overseas, and created the potential for improved purchasing authority with current and future vendors and other operational efficiencies. As of September 30, 2013, the Hudson business represented approximately 40 percent of our consolidated total assets at November 30, 2013 and approximately three percent of consolidated net loss for the year ended November 30, 2013.

        During fiscal 2014 and 2015, we believed that our growth potential relied on the integration of the Hudson and Joe's Jeans operations. We did not achieve the desired level of integration on our original timetable. As a result, we failed to meet certain financial covenants set forth in our Term Loan Credit Agreement with Garrison. On November 6, 2014, we received a notice of default and demand for payment of default interest from Garrison, as term loan agent, under the Term Loan Credit Agreement. As a result of the default under the Term Loan Credit Agreement, we were also in default under the terms of our Revolving Credit Agreement and our factoring facility with CIT and we were prohibited from making payments under the Convertible Notes and the obligations to Mr. Dahan.

        Additionally, during fiscal 2014, our business was also impacted by a decline in our overall Joe's® business, but offset by the addition of sales from the acquisition of Hudson. On a comparative basis, sales of our men's and women's denim bottoms were, and continue to be, impacted by a weakening in the overall denim market, as consumer preference shifts to non-denim bottoms. Both brands have been focused on designing new products in a variety of fits and washes with new and innovative fabrics to give the customer a reason to purchase a new pair of jeans. Beginning in fiscal 2012, we also offered a line, else™, that had price points starting at $68 and was created to reach young women who are looking for a premium denim-like product at a more affordable price. The increases and decreases in sales related to this brand impacted our comparative sales during fiscal 2013 and 2014. We sold the else™ trademark pursuant to the Asset Sale and at the time of the sale, the else™ brand had a very limited assets and distribution in the international market.

        On January 19, 2015, our President and Chief Executive Officer, Marc. B. Crossman, resigned. As a result of the defaults and the resignation of our CEO, our Board determined that it was in the best interests of the company and our stockholders to explore all of strategic alternatives to remedy the defaults with our lenders and to find a new CEO to lead us. On January 29, 2015, we engaged Carl Marks Advisory Group ("Carl Marks") to help us explore all of our alternatives to resolve our financial condition. In March 2015, Carl Marks launched its strategic transaction process seeking proposals for transactions that would generate enough funds that would allow the Company to repay the term loan in full. The indications of interest were for a wide variety of transactions including a partial refinancing, IP sale/license transaction, asset sale transaction and a merger/recapitalization transaction. As part of the process, on September 8, 2015, we entered into various definitive agreements intended to provide a total solution to resolving the Company's operational, financial and management issues, pursuant to which we agreed to (i) the Asset Sale, which was completed September 11, 2015, whereby we sold certain of our operating and intellectual property assets related to the Joe's Business for a total of $80 million, (ii) combine our remaining business operated under the Hudson brand with RG pursuant to the Merger Agreement, (iii) issue and sell $50 million of our Series A Preferred Stock in a private placement to an affiliate of TCP pursuant to the Stock Purchase Agreement, (iv) exchange our outstanding Convertible Notes for a combination of cash, shares of our common stock and the Modified Convertible Notes and (v) gain a CEO with public company experience. On September 11, 2015, the proceeds of the Asset Sale were used to repay all of our indebtedness outstanding under the Term Loan Credit Agreement and a portion of our indebtedness outstanding under our Revolving Credit Agreement. As a result, the Term Loan Credit Agreement was paid in full and terminated on September 11, 2015 and we entered in the Amended and Restated Revolving Credit Agreement with CIT, which provides for a maximum credit availability of $7.5 million and waived certain defaults. See Note 2—Subsequent Events for more information regarding the Merger and the Merger Transaction.

        Our auditors have expressed their substantial doubt about our ability to continue as a going concern due to our net working capital deficiency and our recurring losses from operations. All financial statements and information have been prepared assuming that we will continue as a going concern. While management is evaluating all options to cure the defaults, including refinancing, extending the indebtedness and exploring alternatives for other sources of capital for ongoing cash needs, there can be no assurance that we will be able to secure a resolution or refinance or extend the indebtedness and, accordingly, our liquidity and ability to operate could be adversely affected. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should we be unable to continue as a going concern.

        Our Joe's® product line, which was sold pursuant to the Asset Sale, included women's and men's denim jeans, pants, shirts, sweaters, jackets and other apparel products. We also offered under our Joe's® brand women's handbags and clutches, women's intimates, children's products, shoes, belts and leather goods produced by us or under various license agreements and we received royalty payments based upon net sales from licensees. Our Hudson® product line includes women's, men's and children's denim jeans, pants, jackets and other bottoms. Similar to the evolution of Joe's®, we expect to evaluate offering a range of products under the Hudson® brand name.

        We have retained and continue to operate the 32 Joe's® brand retail stores after the closing of the Operating Asset Purchase Agreement and the IP Asset Purchase Agreement and expect to proceed with the disposition of certain stores; provided, however that, certain retail stores designated by Operating Assets Purchaser will be transferred to the Operating Assets Purchaser on or prior to December 31, 2016 for no additional consideration. Subject to certain limitations on our aggregate net liability with respect to the net costs and expenses related to the operation of the retail stores if the Merger does not close, such costs and expenses will be borne by us, the IP Assets Purchaser and the Operating Assets Purchaser. The Operating Assets Purchaser will supply Joe's® branded merchandise to the retail stores for resale under a license from the IP Assets Purchaser.

        For 2015, we believe that our growth drivers will be dependent upon the completion of the Merger and the Merger Transactions, cost saving measures related to the operation of our Hudson subsidiary, the performance of our Hudson brand and the performance of the Joe's® brand retail stores which we still own and operate. Upon completion of the Merger it will be necessary for us to integrate the operations of RG in order to reduce expenses and achieve the synergies that we expect as a result of the acquisition of RG.

        Our business is seasonal. The majority of the marketing and sales orders take place from late fall to late spring. The greatest volume of shipments and actual sales are generally made from summer through early fall, which coincides with our third and fourth fiscal quarters, and accordingly, our cash flow is strongest in those quarters. Due to the seasonality of our business, as well as the evolution and changes in our business and product mix, including our acquisition of Hudson and and our sale of the Joe's Business, our quarterly or yearly results are not necessarily indicative of the results for the next quarter or year. Furthermore, because of the growing number of full-price retail and outlet stores opened at different points during the past few fiscal years, we continue to assess the seasonality of our business on our retail segment and its potential impact on our financial results.

        Our reportable business segments are Wholesale and Retail. We manage, evaluate and aggregate our operating segments for segment reporting purposes primarily on the basis of business activity and operation. Our Wholesale segment was comprised of sales of Hudson® products to retailers, specialty stores and international distributors, revenue from licensing agreements and includes expenses from sales, trade shows, distribution, product samples and customer service departments. Our Retail segment was comprised of sales to consumers through ten full-price retail stores, 11 outlet stores and through our online retail site at www.hudsonjeans.com. Our Corporate and other is comprised of expenses from corporate operations, which include the executive, finance, legal, human resources, design and production departments and general advertising expenses associated with our products. Sales of our Joe's® products are presented as discontinued operations as a result of the sale of those assets in our condensed consolidated financial statements for all periods presented.

Comparison of Fiscal Year Ended November 30, 2014 to Fiscal Year Ended November 30, 2013

	Year ended (in thousands)
	11/30/14	11/30/13	$ Change	% Change
		(1)
Net sales	$84,225	$28,417	$55,808	196%
Cost of goods sold	44,502	14,451	30,051	208%

Gross profit	39,723	13,966	25,757	184%
Gross margin	47%	49%	(2)%	(4)%
Selling, general and administrative	42,329	21,956	20,373	93%
Impairment of goodwill	23,585	—	23,585	N/A
Depreciation and amortization	3,637	1,319	2,318	176%
Retail stores impairment	840	—	840	N/A

Operating loss from continuing operations	(30,668)	(9,309)	(21,359)	(229)%
Interest expense	5,141	1,032	4,109	398%
Other (income) expense	(2,268)	209	(2,477)	(1,185)%

(Loss before taxes	(33,541)	(10,550)	(22,991)	218%
Income tax (benefit) provision	(5,059)	(3,134)	(1,925)	61%

Income (loss) from continuing operations	$(28,482)	$(7,416)	$(21,066)	(284)%
Income (loss) from discontinued operations, net of tax	766	102	664	651%

Net loss and comprehensive loss	$(27,716)	$(7,314)	$(20,402)	(279)%

(1)
Includes results of operation for Hudson from the acquisition date of September 30, 2013 through the end of our fiscal year ended November 30, 2013.

Results of Operations

        The following table sets forth certain statements of operations data by our reportable segments for the periods as indicated:

	Year ended (in thousands)
	11/30/14	11/30/13	$ Change	% Change
		(1)
Net sales
Wholesale	$68,377	$15,621	$52,756	338%
Retail	15,848	12,796	3,052	24%

	$84,225	$28,417	$55,808	196%

Gross Profit:
Wholesale	$29,006	$5,227	$23,779	455%
Retail	10,717	8,739	1,978	23%

	$39,723	$13,966	$25,757	184%

Operating (loss) income:
Wholesale	$18,550	$3,700	$14,850	401%
Retail	(1,774)	(1,020)	(754)	74%
Corporate and other	(47,444)	(11,989)	(35,455)	296%

	$(30,668)	$(9,309)	$(21,359)	229%

(1)
Includes results of operation for Hudson from the acquisition date of September 30, 2013 through the end of our fiscal year ended November 30, 2013.

Fiscal Year 2014 Overview

Net Sales

        Our net sales increased to $84,225,000 in fiscal 2014 from $28,417,000 in fiscal 2013, a 196 percent increase.

        More specifically, our wholesale net sales increased to $68,377,000 from fiscal 2014 from $15,621,000 for fiscal 2013, a 338 percent increase. This increase in our wholesale sales is attributed to the $52,756,000 in wholesale sales from for a full year from Hudson®.

        Our retail net sales increased to $15,848,000 for fiscal 2014 from $12,796,000 for fiscal 2013, a 24 percent increase. The primary reason for this increase was due to $3,029,000 in retail sales from Hudson's® e-shop. Same store sales for Joe's® stores opened at least 12 months decreased by five percent.

Gross Profit

        Our gross profit increased to $39,723,000 for fiscal 2014 from $13,966,000 for fiscal 2013, a 184 percent increase. Our overall gross margin decreased to 47 percent from 49 percent for fiscal 2013.

        Our wholesale gross profit increased to $29,006,000 for fiscal 2014 from $5,227,000 for fiscal 2013, a 455 percent increase. Our wholesale gross profit grew for fiscal 2014 compared to fiscal 2013 due to the addition of a full year of sales from Hudson®. Our wholesale gross margin for fiscal 2014 increased to 42 percent compared to 33 percent for the prior year comparable period. The increase in gross margin can be mostly attributed to an amortization charge of approximately $2,000,000 in fiscal 2013 and $1,000,000 in the first quarter of fiscal 2014 related to a fair value step up of inventory acquired from Hudson and subsequently sold in fiscal 2014.

        Our retail gross profit increased to $10,717,000 for fiscal 2014 from $8,739,000 for fiscal 2013, a 23 percent increase. This increase is primarily attributable to the additional retail sales from Hudson's® e-shop that generated an additional $2,176,000 in gross profit for fiscal 2014. We did not open any additional store locations in fiscal 2014. Our retail gross margin percentage was comparable at 68 percent in both periods.

Selling, General and Administrative Expense, including Depreciation and Amortization, and Impairment of Assets

        Selling, general and administrative, or SG&A, expenses, including, depreciation and amortization, and impairment of assets increased to $70,391,000 for fiscal 2014 from $23,275,000 for fiscal 2013, a 202 percent increase. Our SG&A expenses increased primarily due to a $23,585,000 goodwill impairment charge as the carrying value of our Hudson wholesale reporting unit exceeded our fair market value and $25,322,000 of additional expenses related to the operation of our Hudson subsidiary. Our SG&A includes expenses related to employee and employee related benefits, sales commissions, advertising, sample production, facilities and distribution related costs, professional fees, stock-based compensation, factor and bank fees, impairment of assets, transaction expenses in connection with the Hudson acquisition and also includes depreciation and amortization.

        Our wholesale SG&A expense increased to $10,456,000 for fiscal 2014 compared to $1,527,000 for fiscal 2013, a 585 percent increase. Our wholesale SG&A expense was higher in fiscal 2014 mostly due to the additional SG&A expense associated with a full year of Hudson's operations.

        Our retail SG&A expense increased to $12,491,000 for fiscal 2014 compared to $9,759,000 for fiscal 2013, a 28 percent increase. Our retail SG&A expense increased mostly due to an additional retail expense of $1,407,000 associated with Hudson's e-commerce operations. In fiscal 2014, we recorded a retail store impairment charge of $840,000 related to the property and equipment at six of our retail stores. Based on the operating performance of these stores, we believed that we could not recover the carrying value of the property and equipment at these stores. In addition, fiscal 2014 also includes the full year of operations of four stores opened at various times during fiscal 2013.

        Our corporate and other SG&A expense increased to $47,444,000 for fiscal 2014 compared to $11,989,000 for fiscal 2013, a 296 percent increase. Our corporate and other SG&A expense includes general overhead associated with our operations, including Hudson, and professional fees and other transaction expenses associated with the acquisition of Hudson. Our corporate and other SG&A expense includes a $23,585,000 goodwill impairment charge for fiscal 2014 as the carrying value of our Hudson wholesale reporting unit exceeded our fair market value. In fiscal 2013, we recorded $4,262,000 of transaction expenses in connection with the acquisition of Hudson that we did not have in fiscal 2014. We also had additional expenses for Hudson's corporate operations of $14,986,000 in fiscal 2014 that we did not have in fiscal 2013.

Operating (Loss) Income from Continuing Operations

        We had an operating loss of $30,668,000 for fiscal 2014 compared to $9,309,000 for fiscal 2013. We generated a higher operating loss primarily due to a $23,585,000 goodwill impairment charge for fiscal 2014.

        Due to the addition of Hudson's operations, our wholesale operating income increased to $18,550,000 for fiscal 2014 from $3,700,000 for fiscal 2013, a 401 percent increase. As a result of negative same store sales, lower gross margins, higher expenses associated with operating four stores for a full fiscal year and a retail store impairment charge, we generated a retail operating loss of

$1,774,000 for fiscal 2014 compared to an operating loss of $1,020,000 for fiscal 2013. Corporate operating loss increased to $47,444,000 for fiscal 2014 from an operating loss of $11,989,000 for fiscal 2013 mostly due to a $23,585,000 goodwill impairment charge for fiscal 2014.

Interest Expense

        Our interest expense increased to $5,141,000 for fiscal 2014 from $1,032,000 for fiscal 2013. Our interest expense is primarily associated with interest expense from our Revolving Credit Agreement with CIT and our Term Loan Credit Agreement with Garrison and amortization of debt discounts and deferred financing costs associated the finance arrangements resulting from the Hudson acquisition in September 2013. We entered into the Revolving Credit Agreement and the Term Loan Credit Agreement in September 2013, therefore, our interest expense in 2013 only reflects two months of interest under these agreements. Effective retroactively to October 1, 2014, we began paying additional interest to both CIT and Garrison, respectively, due to the default under the respective agreements. We pay to CIT an additional one percent interest and Garrison an additional two percent interest.

Other Expense

        Other expense mostly represents the change in fair value of the embedded conversion derivative from November 30, 2013 to May 8, 2014, the date of our annual meeting of stockholders approving the conversion of shares under the convertible notes, and this change in value was $2,268,000 for fiscal 2014.

Income Taxes

        Our effective tax rate was 15 percent for fiscal 2014 compared to 30 percent for fiscal 2013. For fiscal 2014, we had an unfavorable permanent book/tax difference associated with goodwill impairment, which reduced our tax benefit. For fiscal 2013, we had expenses that were not deductible for tax related to the acquisition of Hudson, which reduced our tax benefit.

Loss from Continuing Operations

        We generated a loss from continuing operations of $28,482,000 in fiscal 2014 compared to $7,416,000 in fiscal 2013.

Income from Discontinued Operations

        We generated income from discontinued operations of $766,000 in fiscal 2014 compared to $102,000 in fiscal 2013.

Net (Loss) Income and Comprehensive (Loss) Income

        We generated a net loss of $27,716,000 in fiscal 2014 compared to a net loss of $7,314,000 in fiscal 2013. The increase in our net loss was primarily due to a $23,585,000 goodwill impairment charge for fiscal 2014, a retail store impairment charge of $840,000 and higher interest expense operating associated with the acquisition of Hudson.

Comparison of Fiscal Year Ended November 30, 2013 to Fiscal Year Ended November 30, 2012

	Year ended (in thousands)
	11/30/13	11/30/12	$ Change	% Change
	(1)
Net sales	$28,417	$9,484	$18,933	200%
Cost of goods sold	14,451	2,835	11,616	410%

Gross profit	13,966	6,649	7,317	110%
Gross margin	49%	70%	(21)%	(30)%
Selling, general and administrative	21,956	10,728	11,228	105%
Depreciation and amortization	1,319	565	754	133%

Operating (loss) income from continuing operations	(9,309)	(4,644)	(4,665)	(128)%
Interest expense	1,032	—	1,032	N/A
Other expense	209	—	209	N/A

(Loss) income before taxes	(10,550)	(4,644)	(5,906)	127%
Income tax provision	(3,134)	(2,012)	(1,122)	56%

Income (loss) from continuing operations	(7,416)	(2,632)	(4,784)	(182)%
Income (loss) from discontinued operations, net of tax	102	8,197	(8,095)	(99)%

Net (loss) income and comprehensive (loss) income	$(7,314)	$5,565	$(12,879)	231%

(1)
Includes results of operation for Hudson from the acquisition date of September 30, 2013 through the end of our fiscal year ended November 30, 2013.

Results of Operations

        The following table sets forth certain statements of operations data by our reportable segments for the periods as indicated:

	Year ended (in thousands)
	11/30/13	11/30/12	$ Change	% Change
	(1)
Net sales
Wholesale	$15,621	$—	$15,621	N/A
Retail	12,796	9,484	3,312	35%

	$28,417	$9,484	$18,933	200%

Gross Profit:
Wholesale	$5,227	$—	$5,227	N/A
Retail	8,739	6,649	2,090	31%

	$13,966	$6,649	$7,317	110%

Operating (loss) income:
Wholesale	$3,700	$—	$3,700	N/A
Retail	(1,020)	78	(1,098)	(1,408)%
Corporate and other	(11,989)	(4,722)	(7,267)	154%

	$(9,309)	$(4,644)	$(4,665)	100%

(1)
Includes results of operation for Hudson from the acquisition date of September 30, 2013 through the end of our fiscal year ended November 30, 2013.

Fiscal Year 2013 Overview

Net Sales

        Our net sales increased to $28,417,000 in fiscal 2013 from $9,484,000 in fiscal 2012, an 200 percent increase.

        More specifically, our wholesale net sales increased to $15,621,000 for fiscal 2013 from $0 for fiscal 2012. Our wholesale sales for fiscal 2013 represents the addition from Hudson® since our acquisition was completed on September 30, 2013.

        Our retail net sales increased to $12,796,000 for fiscal 2013 from $9,484,000 for fiscal 2012, a 35 percent increase. The primary reason for this increase was the opening of five additional retail stores since the end of fiscal 2012 that contributed to the overall sales increase for this segment and $475,000 in retail sales from Hudson's® e-shop as a result of the acquisition. Same store sales for Joe's® stores opened at least 12 months decreased by four percent.

Gross Profit

        Our gross profit increased to $13,966,000 for fiscal 2013 from $6,649,000 for fiscal 2012, an 110 percent increase. Our overall gross margin decreased to 49 percent for fiscal 2013 from 70 percent for fiscal 2012.

        Our wholesale gross profit increased to $5,227,000 for fiscal 2013 from $0 for fiscal 2012. Our wholesale gross profit grew for fiscal 2013 compared to fiscal 2012 due to the addition of sales from Hudson®. Our wholesale gross margin for fiscal 2013 was 33 percent and was impacted by an amortization charge of approximately $2,000,000 related to a fair value step up of inventory acquired from the acquisition of Hudson and sold prior to our fiscal year end.

        Our retail gross profit increased to $8,739,000 for fiscal 2013 from $6,649,000 for fiscal 2012, a 31 percent increase. We increased the number of store locations in fiscal 2013 compared to fiscal 2012. In fiscal 2013, we operated 11 outlet stores and 12 full price retail stores compared to 11 outlet stores and 9 full price retail stores in fiscal 2012. Our retail gross margin percentage decreased to 68 percent from 70 percent in fiscal 2012 primarily due to more promotional activity at our retail stores due to heavier activity by our competitors than in the prior year period. Gross profit attributable to sales from Hudson's e-shop totaled $364,000 for fiscal 2013.

Selling, General and Administrative Expense, including Depreciation and Amortization

        Selling, general and administrative, or SG&A, expenses increased to $23,275,000 for fiscal 2013 from $11,293,000 for fiscal 2012, a 106 percent increase. Our SG&A includes expenses related to employee and employee related benefits, sales commissions, advertising, sample production, facilities and distribution related costs, professional fees, stock-based compensation, factor and bank fees, transaction expenses in connection with the Hudson acquisition and depreciation and amortization.

        Our wholesale SG&A expense increased to $1,527,000 for fiscal 2013 from $0 for fiscal 2012. Our wholesale SG&A expense was higher in fiscal 2013 mostly due to SG&A expense associated with Hudson's operations.

        Our retail SG&A expense increased to$9,759,000 for fiscal 2013 from $6,571,000 for fiscal 2012, a 49 percent increase. Our retail SG&A expense increased due to the addition of costs associated with opening and operating three new retail stores since the end of fiscal 2012, which included additional store payroll, store rents and depreciation expense.

        Our corporate and other SG&A expense increased to $11,989,000 for fiscal 2013 from $4,722,000 for fiscal 2012, a 154 percent increase. Our increase in corporate and other SG&A expense was primarily attributable to $4,262,000 of professional fees and other transaction expenses in connection with the acquisition of Hudson and the addition of expenses for Hudson's corporate operations of $3,260,000 for the two months ended November 30, 2013.

Operating (Loss) Income from Continuing Operations

        We had an operating loss of $9,309,000 for fiscal 2013 compared to $4,644,000 for fiscal 2012. We generated an increase in our operating loss primarily due to higher SG&A expenses related to the acquisition of Hudson and expenses related to increasing our retail store base.

        Due to the addition of Hudson's operations, our wholesale operating income increased to $3,700,000 for fiscal 2013 from $0 for fiscal 2012. As a result of lower gross margins and higher expenses associated with opening and operating new stores, we generated a retail operating loss of $1,020,000 for fiscal 2013 compared to retail operating income of $78,000 for fiscal 2012. Corporate operating loss increased to $11,989,000 from $4,722,000 mostly due to an increase in SG&A expenses related to the acquisition and the inclusion of Hudson's corporate expenses.

Interest Expense

        Our interest expense increased to $1,032,000 for fiscal 2013 from $0 for fiscal 2012. Our interest expense for fiscal 2013 is primarily associated with interest expense from our Revolving Credit Agreement with CIT and our Term Loan Credit Agreement with Garrison and amortization of debt discounts and deferred financing costs associated the finance arrangements resulting from the Hudson acquisition.

Other Expense

        Other expense mostly represents the change in fair value of the embedded conversion derivative from September 30, 2013 to November 30, 2013 and this change in value was $209,000 for fiscal 2013.

Income Taxes

        Our effective tax rate was 30 percent for fiscal 2013 compared to 43 percent for fiscal 2012. For fiscal 2013, we had expenses that were not deductible for tax related to the acquisition of Hudson, which reduced our tax benefit.

(Loss) Income from Continuing Operations

        We generated a loss from continuing operations of $7,416,000 in fiscal 2013 compared to $2,632,000 in fiscal 2012.

Income from Discontinued Operations

        We generated income from discontinued operations of $102,000 in fiscal 2013 compared to $8,197,000 in fiscal 2012.

Net (Loss) Income and Comprehensive (Loss) Income

        We generated a net loss of $7,314,000 in fiscal 2013 compared to net income of $5,565,000 in fiscal 2012. The shift to net loss from net income was primarily due to an increase in SG&A expense associated with transaction and other expenses related to the acquisition and integration of Hudson into our consolidated financial statements, an increase in expenses related to increasing our retail store base and the contingent consideration buy out expense recorded in the first quarter of fiscal 2013 that is part of our discontinued operations.

Liquidity and Capital Resources

        Until the acquisition of Hudson on September 30, 2013, our primary sources of liquidity were: (i) cash from sales of our products; (ii) sales from accounts receivable factoring facilities and advances against inventory; and (iii) utilizing existing cash balances. Beginning September 30, 2013, in connection with the acquisition of Hudson, we entered into an amended and restated accounts receivable factoring facility and the Revolving Credit Agreement with CIT that provided advances to us for eligible accounts receivable and eligible inventory up to $50,000,000, based upon the value of the eligible accounts receivable and inventory less any reserves imposed by CIT. The initial proceeds from the advances under this revolving credit facility, which included accounts receivable and inventory borrowing, were used to pay a portion of the consideration for the acquisition and fees and expenses associated with the acquisition and the remainder was used to repay our existing factor loans and for working capital and other general corporate purposes. In connection with the Asset Sale, we repaid a portion of our indebtedness under the Revolving Credit Agreement with CIT and amended the Revolving Credit Agreement pursuant to the Amended and Restated Revolving Credit Agreement. The Amended and Restated Revolving Credit Agreement matures on December 31, 2015.

        In addition, in connection with the acquisition of Hudson, we entered into the Term Loan Credit Agreement for $60,000,000 with Garrison to finance the remainder of the purchase price required for the acquisition. Under the Term Loan Credit Agreement, we paid interest to Garrison and were required to make prepayments under certain circumstances. The term loan was set to mature on September 30, 2018. We used a portion of the proceeds of the Asset Sale to repay all of our indebtedness outstanding under the Term Loan Credit Agreement. As a result, the Term Loan Credit Agreement was paid in full and terminated on September 11, 2015.

        Both the Revolving Credit Agreement and the Term Loan Credit Agreement, along with the Convertible Notes issued in connection with the acquisition of Hudson are discussed in more detail below under "Financing Arrangements Related to the Acquisition of Hudson."

        Under the amended and restated factoring agreement entered into on September 30, 2013, we continue to sell or assign to CIT certain of our accounts receivable, including accounts arising from or related to sales of inventory and the rendition of services. We pay a factoring rate of 0.50 percent for accounts for which CIT bears the credit risk, subject to discretionary surcharges and 0.35 percent for accounts for which we bear the credit risk, but in no event less than $3.50 per invoice. The interest rate associated with borrowings equals the interest rate then in effect for "Revolving A Loans" pursuant to the revolving credit agreement. As of November 30, 2015, that interest rate was approximately 2.75 percent. The amended and restated factoring agreement may be terminated by CIT upon 60 days' written notice or immediately upon the occurrence of an event of default as defined in the agreement. In connection with the Asset Sale, we also entered into a Reassignment and Termination Agreement, dated as of September 11, 2015 (the "Reassignment and Termination Agreement"), pursuant to which Joe's Jeans Subsidiary, Inc. ("Joe's Sub") was terminated as a party to the amended and restated factoring agreement and CIT reassigned to Joe's Sub all of its accounts factored with CIT which were outstanding as of the date of the Reassignment and Termination Agreement. The accounts receivable agreement may be terminated by us upon 60 days' written notice prior to September 30, 2018 or annually with 60 days' written notice prior to September 30th of each year thereafter and remains effective until terminated.

        For the fiscal year ended 2014, we used $10,333,000 of cash flow from operations. Cash flow from financing activities consisted of $13,665,000 of borrowings under our revolving credit facility. We made payments of $343,000 for taxes on restricted stock units. We purchased $227,000 in restricted stock, repaid our promissory tax notes in the aggregate amount of $1,235,000 and made payments of $75,000 against our term loan. We used $381,000 in investing activities, $765,000 for the purchase of property and equipment and $481,000 for a final working capital payment relating to our purchase of Hudson. Our cash balance increased to $1,054,000 as of November 30, 2014.

        As of November 30, 2014, our cash balance was $1,054,000 and our cash availability with CIT was approximately $12,000,000. This amount with CIT fluctuates on a daily basis based upon invoicing and collection related activity by CIT on our behalf. As of November 30, 2014, our revolving credit facility had an outstanding balance of $31,338,000.

        For the remainder of fiscal 2015, our primary capital needs are for: (i) operating expenses; (ii) payments, including interest, required to be made under our amended and restated factoring facility, Amended and Restated Revolving Credit Agreement, and Convertible Notes, which continue to accrue additional interest at the default rates; (iii) working capital necessary to fund inventory purchases; (iv) payments related to restructuring and advice of our financial and legal advisors related to strategic alternatives, including the Asset Sale and the completion of the Merger and Merger Transaction; (v) financing extensions of trade credit to our customers; (vi) payment for the fixed amount paid to Mr. Dahan pursuant to our agreement with him, including any additional payments not made during the period we were prohibited from making payments; and (vii) payments for expenses associated with restructuring our operations in connection with the Asset Sale and the completion of the Merger and Merger Transaction. We anticipate funding our operations through working capital generated by the following: (i) cash flow from sales of our products from the combined companies; (ii) managing our operating expenses and inventory levels; (iii) maximizing trade payables with our domestic and international suppliers; (iv) increasing collection efforts on existing accounts receivables; (v) utilizing our Amended and Restated Revolving Credit Agreement with CIT, which includes the amended and restated factoring facility; and (vi) proceeds from the Asset Sale.

        Based on our cash on hand, cash flow from operations and the expected borrowing availability under the Amended and Restated Revolving Credit Agreement with CIT based upon our borrowing base and sales forecasts, we believe that we have the working capital resources necessary to meet our projected operational needs for the remainder of fiscal 2015. However, if we require more capital for growth and integration or if we experience a decline in sales and/or operating losses, we believe that it will be necessary to obtain additional working capital through additional credit arrangements. However, there can be no assurance that other financings will be available if needed. Our inability to fulfill any interim working capital requirements raises a substantial doubt about our ability to continue as a going concern for a reasonable period of time.

        We believe that the rate of inflation over the past few years has not had a significant adverse impact on our net sales or income from continuing operations.

Financing Arrangements Related to the Acquisition of Hudson

        As discussed above, in connection with the acquisition of Hudson we entered into the Revolving Credit Agreement with CIT and the Term Loan Credit Agreement with Garrison. We also issued approximately $32,445,000 in convertible notes (face amount) and promissory notes, bearing no interest, for approximately $1,235,000 in aggregate principal amount that was paid on April 1, 2014 to certain option holders of Hudson.

The Convertible Notes

        The Convertible Notes were issued with different interest rates and conversion features for Hudson's management stockholders and Fireman, respectively. Interest on the Convertible Notes is paid in a combination of cash and additional paid-in-kind notes, or PIK notes. Convertible Notes in an aggregate principal amount of approximately $22,885,000 (face amount) were issued to Hudson's management stockholders, are structurally and contractually subordinated to our senior debt and mature on March 31, 2019. All of the notes are expressly junior and subordinated in right of payment to all amounts due and owing upon any indebtedness outstanding under the Revolving Credit Agreement and the Term Loan Credit Agreement (as discussed below). Due to the defaults and events of default under the Revolving Credit Agreement and Term Loan Credit Agreement, we are prohibited from making any payments under the Convertible Notes.

        The management notes accrue interest quarterly on the outstanding principal amount (i) from September 30, 2013 until the earlier to occur of the date of conversion of the notes or November 30, 2014 at a rate of 10 percent per annum, which is payable 7.68 percent in cash and 2.32 percent in PIK notes, (ii) from December 1, 2014 until the earlier to occur of the date of conversion of the notes or September 30, 2016 at a rate of 10 percent per annum payable in cash, and (iii) from October 1, 2016 until the earlier to occur of the date of conversion of the notes or the date such principal amount is paid in full at a rate of 10.928 percent per annum payable in cash. Payment of interest at the cash pay rate under clause (ii) or (iii), as applicable, for any payment date will be subject to satisfaction of certain financial conditions for us. As of December 1, 2014, we did not meet such financial conditions, and therefore, the interest continues to accrue quarterly at a rate of 10 percent per annum, which is payable 7.68 percent in cash and 2.32 percent in PIK notes. In addition, because we are prohibited from making any payments under the Convertible Notes, as of January 1, 2015, we began to accrue an additional two percent interest under the default rate in cash. The management notes become convertible by each of the holders beginning on September 30, 2015 until maturity on March 31, 2019 into shares of our common stock, cash, or a combination of cash and common stock, with the settlement choice at our election.

        The approximately $9,560,000 (face amount) in aggregate principal amount of convertible notes issued to Fireman are structurally and contractually subordinated to our senior debt and mature on

March 31, 2019. The Fireman note accrues interest quarterly on the outstanding principal amount (i) from September 30, 2013 until the earlier to occur of the date of conversion of the notes or November 30, 2014 at a rate of 6.5 percent per annum, which is payable 3 percent in cash and 3.5 percent in PIK notes, (ii) from December 1, 2014 until the earlier to occur of the date of conversion of the notes or September 30, 2016 at a rate of 6.5 percent per annum payable in cash, and (iii) from October 1, 2016 until the earlier to occur of the date of conversion of the notes or the date such principal amount is paid in full at a rate of 7 percent per annum payable in cash. Payment of interest at the cash pay rate under clause (ii) or (iii), as applicable, for any payment date will be subject to satisfaction of certain financial conditions for us. As of December 1, 2014, we did not meet such financial conditions, and therefore, the interest continues to accrue quarterly at a rate of 6.5 percent per annum, which is payable 3 percent in cash and 3.5 percent in PIK notes. In addition, because we are prohibited from making any payments under the Convertible Notes, as of January 1, 2015, we accrue an additional two and a half percent interest under the default rate in cash. The Fireman note became convertible by the holder on October 14, 2014 until maturity on March 31, 2019 into shares of common stock, cash, or a combination of cash and common stock, with the settlement choice at our election.

        Each of the notes is convertible, in whole but not in part, at a conversion price of $1.78 per share, subject to certain adjustments, into approximately 18,200,000 shares of our common stock. The Fireman note may be converted at its sole election and the management notes may be converted at either a majority of the holders' election or individually, depending on the holder. If we elect to pay cash with respect to a conversion of the notes, the amount of cash to be paid per share will be equal to (a) the number of shares of common stock issuable upon such conversion multiplied by (b) the average of the closing prices for the common stock over the 20 trading day period immediately preceding the notice of conversion. We will have the right to prepay all or any portion of the principal amount of the notes at any time by paying 103 percent of the principal amount of the portion of any management note subject to prepayment or 100 percent of the principal amount of the portion of the Fireman note subject to prepayment.

        In connection with the quarterly interest payments payable on January 1, 2014, April 1, 2014, July 1, 2014, October 1, 2014, January 1, 2015 and April 1, 2015 we issued a total of approximately $218,000, $215,000, $219,000, $223,000, $225,000 and $221,000, respectively, in the aggregate principal amount of Convertible Notes as PIK Notes to the holders of the Convertible Notes. In addition, because we are prohibited from making any payments under the Convertible Notes, we did not pay the quarterly interest payment on January 1, 2015 and are accruing at an additional two or two and one-half percent interest under the default rate of the agreements, respectively.

        On September 8, 2015, we entered into the Rollover Agreement with the holders of our Convertible Notes, pursuant to which the holders of the Convertible Notes have agreed to contribute to us the Convertible Notes in exchange for the following:

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  issuance by us of a number of shares of common stock with a value per share of $11.10 of the our common stock equal to the sum (i) of a specified percentage of the principal amount of Convertible Notes held by such noteholder, which principal amount, as of July 1, 2015, is an aggregate of $33,990,538 and will be increased by any PIK interest payable in accordance with the terms of the Convertible Notes until the Rollover Time, and (without duplication) and (ii) all accrued interest, including default interest as applicable, owing on 50% of the principal amount of such Convertible Notes in accordance with the terms of the Convertible Notes as of the Rollover Time, which amount, as of July 1, 2015, is an aggregate of $1,936,617 and which will continue to accrue interest in accordance with the terms of the Convertible Notes until the Rollover Time. The holders of Convertible Notes will receive in the aggregate approximately 14.1% of the Company's Common Stock outstanding immediately after consummation of the Merger and related transactions on an as-converted, fully diluted basis;

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  a cash payment by us to each noteholder equal to 25% of the principal amount of Convertible Notes as of the Rollover Time held by each such holder of the Convertible Notes, which principal amount, as of July 1, 2015, is an aggregate of $33,990,538, which will be increased by any PIK interest payable in accordance with the terms of the Convertible Notes until the Rollover Time; and

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  Modified Convertible Notes, each with a principal amount equal to the sum of (i) a specified percentage of the principal amount of Convertible Notes as of the Rollover Time held by each holder of the Convertible Notes, which principal amount, as of July 1, 2015, is an aggregate of $33,990,538 and will be increased by any PIK interest payable in accordance with the terms of the Convertible Notes until the Rollover Time, and (without duplication) (ii) all accrued interest, including default interest as applicable, owing on 50% of the principal amount of the Convertible Notes in accordance with the terms of the Convertible Notes as of the Rollover Time, which amount, as of July 1, 2015, is an aggregate of $1,936,617 and which will continue to accrue interest in accordance with the terms of the Convertible Notes until the Rollover Time. The holders of Convertible Notes will receive in the aggregate approximately $16.4 million outstanding principal amount of Modified Convertible Notes.

        The Rollover Agreement will be automatically terminated upon termination of the Merger Agreement prior to the Rollover Time. The Rollover Agreement may also be terminated by the Company or by Mr. Kim and Fireman if the Rollover Time has not occurred prior to April 8, 2016.

        The Modified Convertible Notes are structurally and contractually subordinated to our senior debt and will mature five and a half years following the date of such note. The Modified Convertible Notes accrue interest quarterly on the outstanding principal amount at a rate of 6.5% per annum (to be increased to 7% as of October 1, 2016 with respect to the Modified Convertible notes issued to Fireman), which will be payable 50% in cash and 50% in additional notes; provided, however, that we may, in our sole discretion, elect to pay 100% of such interest in cash. Beginning upon the date of issuance, the Modified Convertible Notes will be convertible by each of the holders into shares of our common stock, cash, or a combination of cash and common stock, at our election.

        If we elect to issue only shares of common stock upon conversion of the Modified Convertible Notes, each of the Modified Convertible Notes would be convertible, in whole but not in part, into a number of shares equal to the conversion amount divided by the market price. The conversion amount is (a) the product of (i) the market price, multiplied by (ii) the quotient of (A) the principal amount, divided by (B) the conversion price, minus (b) the aggregate optional prepayment amounts paid to the holder. The market price is the average of the closing prices for our common stock over the 20 trading day period immediately preceding the notice of conversion. If we elect to pay cash with respect to a conversion of the Modified Convertible Notes, the amount of cash to be paid per share will be equal to the conversion amount. We will have the right to prepay all or any portion of the principal amount of the Modified Convertible Notes at any time so long as it makes a pro rata prepayment on all of the Modified Convertible Notes.

Revolving Credit Agreement

        The Revolving Credit Agreement with CIT provided us with a revolving credit facility up to $50,000,000 comprised of a revolving A-1 commitment of up to $1,000,000 and a revolving A commitment of up to $50,000,000 minus the revolving A-1 commitment. Our actual maximum credit availability under the revolving facility varied from time to time and was determined by calculating a borrowing base, which was based on the value of the eligible accounts and eligible inventory minus reserves imposed by CIT. The revolving facility also provided for swingline loans, up to $5,000,000 sublimit, and letters of credit, up to $1,000,000 sublimit. Proceeds from advances under the revolving facility were to be used for working capital needs and general corporate purposes and were initially used to pay a portion of the consideration for the acquisition and fees and expenses associated with the acquisition and to repay our existing factor loans.

        As of August 31, 2015, we were not in compliance with the covenants under the Revolving Credit Agreement as a result of an event of default under the Term Loan Credit Agreement. As of November 30, 2014, February 28, 2015 and May 31, 2015, we were out of compliance with (i) the minimum fixed charge coverage ratio of 1.09x; (ii) the covenant to timely deliver the financial plan and forecast for 2015; (iii) the minimum fixed charge coverage ratio of 1.15x; and (iv) the minimum fixed charge coverage ratio of 1.20x. See "Subsequent Events" above for a discussion of the forbearance agreements and amendments to the Revolving Credit Agreement and Term Loan Credit Agreement entered into with CIT and Garrison.

        In connection with the Asset Sale, a portion of our indebtedness under the Revolving Credit Agreement was repaid, and on September 11, 2015, we entered into the Amended and Restated Revolving Credit Agreement. Among other things, the Amended and Restated Revolving Credit Agreement (i) amended and restated the Revolving Credit Agreement as it had been amended from time to time and (ii) waived the "Existing Defaults" and "Forbearance Defaults" (each as defined under the CIT Forbearance Agreement) and certain other defaults. Pursuant to a separate consent and agreement, CIT and the lenders consented to the Asset Sale.

        The Amended and Restated Revolving Credit Agreement provides for a revolving facility (the "Revolving Facility") with a revolving commitment of up to $10,000,000 (the "Revolving Commitment"). Our actual maximum credit availability under the Revolving Facility varies from time to time and is equal to the lesser of (i) the Revolving Commitment minus an availability block of $2.5 million, or $7.5 million, and (ii) a calculated borrowing base, which is based on the value of the eligible accounts and eligible inventory minus the availability block of $2.5 million minus reserves imposed by the revolving lenders, all as specified in the Amended and Restated Revolving Credit Agreement. The Revolving Facility provides for swingline loans, up to $1 million sublimit, and letters of credit, up to $1 million sublimit, within such credit availability limits. Proceeds from advances under the Revolving Facility may be used (i) to pay fees and expenses in connection with the Amended and Restated Revolving Credit Agreement and the Asset Sale and (ii) for working capital needs and general corporate purposes.

        All unpaid loans under the Revolving Facility mature on December 31, 2015. We have the right at any time and from time to time to (i) terminate the commitments under the Revolving Facility in full and (ii) prepay any borrowings under the Revolving Facility, in whole or in part, without terminating or reducing the commitment under the Revolving Facility.

        The Revolving Facility is guaranteed by the Company and all of its subsidiaries, and is secured by liens on substantially all assets owned by the borrowers and guarantors party thereto, subject to permitted liens and exceptions. In connection with the Asset Sale, the Guarantee and Collateral Agreement, dated as of September 30, 2013, by and among Joe's Sub and Hudson, us, certain of our subsidiaries party thereto and CIT, as administrative agent and collateral agent, as amended (the "Guarantee and Collateral Agreement"), was further amended pursuant to the Reaffirmation and Amendment of Collateral Documents, dated as of September 11, 2015, by and among CIT, the Company, Joe's Sub, Hudson, Innnovo West Sales, Inc., Joe's Jeans Retail Subsidiary, Inc., Hudson Clothing Holdings, Inc., and HC Acquisition Holdings, Inc (the "Reaffirmation and Amendment of Collateral Documents"), providing for among other things, the addition of the factor as a secured party under the Guarantee and Collateral Agreement.

        Advances under the Revolving Facility are in the form of either base rate loans or LIBOR rate loans. The interest rate for base rate loans under the Revolving Commitment fluctuates and is equal to (x) the greatest (the "Alternate Base Rate") of (a) JPMorgan Chase Bank prime rate; (b) the Federal funds rate plus 0.50%; and (c) the rate per annum equal to the 90 day LIBOR published in the New

York City edition of the Wall Street Journal under "Money Rates" (the "90-Day LIBO Rate") plus 1.0%, in each case, plus (y) 3.50%. The interest rate for LIBOR rate loans under the Revolving Commitment is equal to the 90-Day LIBO Rate per annum plus 4.50%. Interest on the Revolving Facility is payable on the first day of each calendar month and the maturity date. Among other fees, we will pay a commitment fee of 0.25% per annum (due quarterly) on the average daily amount of the unused revolving commitment under the Revolving Facility. We also must pay fees with respect to any letters of credit issued under the Revolving Facility.

        The Revolving Facility contains usual and customary negative covenants for transactions of this type, including, but not limited to, restrictions on the Company's and its subsidiaries' ability, to create or incur indebtedness; create liens; consolidate, merge, liquidate or dissolve; sell, lease or otherwise transfer any of its assets (with the Asset Sale expressly permitted); substantially change the nature of its business; make investments or acquisitions; pay dividends; enter into transactions with affiliates; amend material documents, prepay certain indebtedness and make capital expenditures. The negative covenants are subject to certain exceptions as specified in the Amended and Restated Revolving Credit Agreement.

        Additionally, in connection with the Asset Sale, Joe's Sub, Hudson, the Operating Assets Purchaser and CIT entered into the Reassignment and Termination Agreement, pursuant to which, Joe's Sub was terminated as a party to the amended and restated factoring agreement. Subject to the terms and conditions provided in the Reassignment and Termination Agreement, CIT reassigned to Joe's Sub all of its accounts factored with CIT which were outstanding as of the date of the Reassignment and Termination Agreement.

Term Loan Credit Agreement

        Our indebtedness outstanding under the Term Loan Credit Agreement was fully repaid with a portion of the proceeds of the Asset Sale. As a result, the Term Loan Credit Agreement was terminated on September 11, 2015. The Term Loan Credit Agreement provided for term loans of up to $60,000,000 and was fully funded to us as of September 30, 2013. The term loan proceeds were used to finance a portion of the consideration for the acquisition of Hudson and to pay fees and expenses associated with the acquisition.

        The term loan was to mature on September 30, 2018. We were allowed to prepay the term loan at any time, in whole or in part, subject to the payment of a prepayment fee if we prepay prior to September 30, 2016. The prepayment fee was 2 percent at the time we repaid the loan. In addition, while the loan was outstanding, we were required to make prepayments out of extraordinary receipts, certain percentage of the excess cash flow and certain net proceeds of certain asset sales or equity issuances, in each case (other than a prepayment in connection with excess cash flow), subject to the payment of the prepayment fee.

        The term loan facility was guaranteed by us and all of our subsidiaries, and was secured by liens on substantially all assets owned by us, including a first-priority lien on intellectual property owned by us and a second-priority lien on the revolving credit priority collateral.

        The interest rate for the term loan fluctuated and was equal to the rate per annum equal to the British Banker Association Interest Settlement Rate for deposits in Dollars with a term of three months, as appears on the Bloomberg BBAM Screen, plus 10.75 percent. Interest was payable on the first day of each calendar month and the maturity date. In addition, because we were in default under the Term Loan Credit Agreement, we were paying an additional two percent interest under the default rate. Our average interest rate, including the default rate, was approximately 14 percent.

        The Term Loan Credit Agreement contained usual and customary negative covenants for transactions of this type, including, but not limited to: restrictions on our ability and our subsidiaries'

ability to create or incur indebtedness; create liens; consolidate, merge, liquidate or dissolve; sell, lease or otherwise transfer any of its assets; substantially change the nature of its business; make investments or acquisitions; pay dividends; enter into transactions with affiliates; amend material documents, prepay certain indebtedness and make capital expenditures. The negative covenants are subject to certain exceptions as specified in the Term Loan Credit Agreement.

        In addition, the Term Loan Credit Agreement also required us to maintain (a) (i) at all times, availability under the revolving credit facility of not less than $5,000,000 and (ii) at all times as tested on each date that a borrowing certificate is delivered, the sum of availability under the revolving credit facility plus up to $2,500,000 of unrestricted cash of not less than $7,500,000; (b) a minimum fixed charge coverage ratio; (c) a minimum EBITDA; and (d) a leverage ratio not more than the maximum leverage coverage ratio as set forth in the Term Loan Credit Agreement.

        As of August 31, 2015, we were not compliance with the covenants under the Term Loan Credit Agreement. Under the Term Loan Credit Agreement, an event of default had occurred. The minimum EBITDA for the twelve fiscal months ending (i) September 30, 2014 of $22,136,300; (ii) October 31, 2014 of $22,991,900; (iii) November 30, 2014 of $23,417,800 were not met; and (iv) the financial plan and forecast for 2015 was not timely delivered. In addition, as of November 30, 2014, February 28, 2015 and May 31, 2015, we were out of compliance with the (i) minimum fixed charge coverage ratio of 1.09x; (ii) maximum leverage ratio of 3.21x; (iii) minimum fixed charge coverage ratio of 1.15x; (iv) maximum leverage ratio of 3.00x; (v) minimum fixed charge coverage ratio of 1.20x; and (vi) maximum leverage ratio of 2.75x.

        See "Subsequent Events" above for a discussion of the forbearance agreements and amendments to the Revolving Credit Agreement and Term Loan Credit Agreement entered into with CIT and Garrison, respectively.

Commitments and Contractual Obligations

        The following table sets forth our contractual obligations and commercial commitments for our continuing operations as of November 30, 2014:

	Payments due by period (in thousands)
	Total	2015	2016	2017	2018	2019	Thereafter
Operating lease obligations	$26,921	$4,659	$4,415	$4,291	$4,052	$2,867	$6,637
Purchase obligations	7,596	7,596	—	—	—	—	—
Long term debt	59,004	59,004
Convertible notes	33,320	—	—	—	—	33,320
Contingent consideration buy-out payable	3,277	3,277	—	—	—	—	—

	$130,118	$74,536	$4,415	$4,291	$4,052	$36,187	$6,637

Off Balance Sheet Arrangements

        We do not have any off balance sheet arrangements.

Management's Discussion of Critical Accounting Policies

        We believe that the accounting policies discussed below are important to an understanding of our financial statements because they require management to exercise judgment and estimate the effects of uncertain matters in the preparation and reporting of financial results. Accordingly, we caution that these policies and the judgments and estimates they involve are subject to revision and adjustment in the future. While they involve less judgment, management believes that the other accounting policies discussed in "Notes to Consolidated Financial Statements—Note 2—Summary of Significant Accounting Policies" included in audited financial statements accompanying this joint proxy and consent solicitation statement/prospectus are also important to an understanding of our financial statements. We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

        Wholesale revenues are recorded on the accrual basis of accounting when title transfers to the customer, which is typically at the shipping point. We record estimated reductions to revenue for customer programs, including co-op advertising, other advertising programs or allowances, based upon a percentage of sales. We also allow for returns based upon pre-approval or in the case of damaged goods. Such returns are estimated based on historical experience and an allowance is provided at the time of sale.

        Retail store revenue is recognized net of estimated returns at the time of sale to consumers. E-commerce sales of products ordered through our retail internet site known as www.joesjeans.com are recognized upon estimated delivery and receipt of the shipment by the customers. E-commerce revenue is also reduced by an estimate of returns. Retail store revenue and E-commerce revenue exclude sales taxes. Revenue from licensing arrangements are recognized when earned in accordance with the terms of the underlying agreements, generally based upon the higher of (a) contractually guaranteed minimum royalty levels and (b) estimates of sales and royalty data received from our licensees. Payments received in consideration of the grant of a license or advanced royalty payments are recognized ratably as revenue over the term of the license agreement. The revenue recognized ratably over the term of the license agreement will not exceed royalty payments received. The unrecognized portion of the upfront payments are included in deferred royalties and accrued expenses depending on the long or short term nature of the payments to be recognized. As of November 30, 2014, we recognized all of the advanced payments under our licensing agreements as income.

Factored Accounts and Receivables, Allowance for Customer Credits and Doubtful Allowances

        We evaluate our ability to collect on accounts receivable and charge-backs (disputes from the customer) based upon a combination of factors. Whether a receivable is past due is based on how recently payments have been received and in certain circumstances where we are aware of a specific customer's inability to meet its financial obligations (e.g., bankruptcy filings, substantial downgrading of credit sources). A specific reserve for bad debts is taken against amounts due to reduce the net recognized receivable to the amount reasonably expected to be collected. Amounts are charged off against the reserve once it is established that amounts are not likely to be collected. We recognize reserves for charge-backs based on our historical collection experience.

        The balance in the allowance for customer credits and doubtful accounts as of November 30, 2014 and November 30, 2013 was $844,000 and $283,000, respectively, for non-factored accounts receivables.

Inventory

        We continually evaluate the composition of our inventories by assessing slow-turning, ongoing product as well as product from prior seasons. Market value of distressed inventory is valued based on historical sales trends on our individual product lines, the impact of market trends and economic conditions, and the value of current orders relating to the future sales of this type of inventory. Significant changes in market values could cause us to record additional inventory markdowns.

Valuation of Long-lived and Intangible Assets and Goodwill

        We assess the impairment of identifiable intangibles, long-lived assets and goodwill annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important that could trigger an impairment review other than on an annual basis include the following:

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  A significant underperformance relative to expected historical or projected future operating results;

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  A significant change in the manner of the use of the acquired asset or the strategy for the overall business; or

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  A significant negative industry or economic trend.

        When we determine that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the aforementioned factors and the carrying value exceeds the estimated undiscounted cash flows expected to be generated by the asset, impairment is measured based on a projected discounted cash flow method using a discount rate determined by management. These cash flows are calculated by netting future estimated sales against associated merchandise costs and other related expenses such as payroll, occupancy and marketing. An asset is considered to be impaired if we determine that the carrying value may not be recoverable based upon our assessment of the asset's ability to continue to generate income from operations and positive cash flow in future periods or if significant changes our strategic business objectives and utilization of the assets occurred. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the estimated fair value, which is determined based on discounted future cash flows. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows. Future expected cash flows for store assets are based on management's estimates of future cash flows over the remaining lease period or expected life, if shorter. We consider historical trends, expected future business trends and other factors when estimating each store's future cash flow. We also consider factors such as: the local environment for each store location, including mall traffic and competition; our ability to successfully implement strategic initiatives; and the ability to control variable costs such as cost of sales and payroll, and in some cases, renegotiate lease costs.

        In fiscal 2014, we recorded store impairment charge of $840,000 related to six of our retail stores. Based on the operating performance of these stores, we believed that we could not recover the carrying value of property and equipment located at these stores.

        Business acquisitions are accounted for under the purchase method by assigning the purchase price to tangible and intangible assets acquired and liabilities assumed. Assets acquired and liabilities assumed are recorded at their fair values and the excess of the purchase price over the amounts assigned is recorded as goodwill. Purchased intangible assets with finite lives are amortized over their estimated useful lives. Goodwill and intangible assets with indefinite lives are not amortized but are tested at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable for impairment.

        In fiscal 2007, we acquired through merger JD Holdings, which included all of the goodwill and intangible assets goodwill related to the Joe's®, Joe's Jeans™ and JD® logo and marks. On September 30, 2013, we acquired Hudson, which included all of the goodwill and intangible assets related to the Hudson® logos and marks. We have assigned an indefinite life to the remaining intangible assets relating to the trademarks acquired, and therefore, no amortization expenses are expected to be recognized. However, we will test the assets for impairment annually in accordance with our critical accounting policies. As of September 11, 2015, we sold the Joe's®, Joe's Jeans™ and JD® logo and marks in connection with the Asset Sale.

        We evaluate goodwill for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable using a two-step process. The first step is to determine the fair value of each reporting unit and compare this value to its carrying value. If the fair value exceeds the carrying value, no further work is required and no impairment loss would be recognized. The second step is performed if the carrying value exceeds the fair value of the assets. The implied fair value of the reporting unit's goodwill must be determined and compared to the carrying value of the goodwill.

        We review our other indefinite-lived intangible assets for impairment on an annual basis, or when circumstances indicate their carrying value may not be recoverable. We calculate the value of the indefinite-lived intangible assets using a discounted cash flow method, based on the relief from royalty concept.

        Our annual impairment testing date is September 30 of each year or when circumstances indicate their carrying value may not be recoverable. Based on our under-performance in the fourth quarter of fiscal 2014, we determined that it was appropriate to perform an impairment testing as of November 30, 2014. Based on our testing we determined that the goodwill allocated to our Hudson wholesale reporting unit was impaired by $23,585,000, and there was no impairment of our other indefinite-lived intangible assets. As of February 28, 2015, we also determined that a triggering event had occurred due to the decline in our market capitalization and tested our goodwill and other indefinite-lived assets for impairment and determined that there was no impairment.

Additional Merger Consideration

        In connection with the merger with JD Holdings, we agreed to pay to Mr. Dahan the following contingent consideration in the applicable fiscal year for 120 months following October 25, 2007:

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  No contingent consideration if the gross profit is less than $11,250,000 in the applicable fiscal year;

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  11.33% of the gross profit from $11,251,000 to $22,500,000;

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  3% of the gross profit from $22,501,000 to $31,500,000;

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  2% of the gross profit from $31,501,000 to $40,500,000; and

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  1% of the gross profit above $40,501,000.

        The additional merger consideration, or contingent consideration, was paid in advance on a monthly basis based upon estimates of gross profits after the assumption that the payments were likely to be paid. At the end of each quarter, any overpayments were offset against future payments and any significant underpayments were made.

        Under the Financial Accounting Standards Board (FASB) Accounting Standards Codification, or ASC, accounting for consideration transferred to settle a contingency based on earnings or other performance measures, certain criteria is used to determine whether contingent consideration based on earnings or other performance measures should be accounted for as (1) adjustment of the purchase price of the acquired enterprise or (2) compensation for services, use of property or profit sharing. The determination of how to account for the contingent consideration is a matter of judgment that depends on the relevant facts and circumstances. The advanced contingent consideration payments are accounted for as operating expense.

        On February 18, 2013, we entered into a new agreement with Mr. Dahan that provided certainty of payments to him by removing the contingencies related to the contingent consideration payments described above. This agreement fixed the overall amount to be paid by us for the remaining months of year six through year 10 with payments being made over an accelerated time period until November 2015 instead of October 2017. Under the agreement, the total aggregate amount Mr. Dahan will receive is $9,168,000. We recorded a one-time charge as an expense for the full amount in the first quarter of fiscal 2013. In addition, Mr. Dahan agreed to a restrictive covenant relating to non-competition and non-solicitation until November 30, 2016 in addition to the restrictive covenant in the original merger agreement. As a result of our defaults pursuant our Term Loan Credit Agreement and Revolving Credit Agreement, we did not make any buy-out payments to Mr. Dahan during fiscal 2015. In connection with the Asset Sale, Mr. Dahan was repaid a portion of the buy-out payment owed to him and the remainder is expected to be paid at the closing of the Merger and Merger Transaction.

Income Taxes

        As part of the process of preparing our consolidated financial statements, management is required to estimate income taxes in each of the jurisdictions in which we operate. The process involves estimating actual current tax expense along with assessing temporary differences resulting from differing treatment of items for book and tax purposes. These timing differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. Management records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. Management has considered future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance. Increases in the valuation allowance result in additional expense to be reflected within the tax provision in the consolidated statement of income. Reserves are also estimated for ongoing audits regarding federal and state issues that are currently unresolved. We routinely monitor the potential impact of these situations.

Contingencies

        We record an estimated loss from a loss contingency when information available prior to issuance of our financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal and income tax matters requires management to use judgment. Many of these legal and tax contingencies can take years to be resolved. Generally, as the time period increases over which the uncertainties are resolved, the likelihood of changes to the estimate of the ultimate outcome increases. Management believes that the accruals for these matters are adequate. Should events or circumstances change, we could have to record additional accruals.

Stock Based Compensation

        We account for stock-based compensation in accordance with the ASC standards. We elected the modified prospective method where prior periods are not revised for comparative purposes. Under the fair value recognition provisions, stock based compensation is measured at grant date based upon the fair value of the award and expense is recognized on a straight-line basis over the vesting period. We use the Black-Scholes option pricing model to determine the fair value of stock options, which requires management to use estimates and assumptions. The determination of the fair value of stock based option awards on the date of grant is based upon the exercise price as well as assumptions regarding subjective variables. These variables include our expected life of the option, expected stock price volatility over the term of the award, determination of a risk free interest rate and an estimated dividend yield. We estimate the expected life of the option by calculating the average term based upon historical experience. We estimate the expected stock price volatility by using implied volatility in market traded stock over the same period as the vesting period. We base the risk-free interest rate on zero coupon yields implied from United States Treasury issues with remaining terms similar to the term on the options. We do not expect to pay dividends in the foreseeable future and therefore use an expected dividend yield of zero. If factors change or we employ different assumptions for estimating fair value of the stock option, our estimates may be different than future estimates or actual values realized upon the exercise, expiration, early termination or forfeiture of those awards in the future. At this time, we believe that our current method for accounting for stock based compensation is reasonable. Furthermore, an entity may elect either an accelerated recognition method or a straight-line recognition method for awards subject to graded vesting based on a service condition, regardless of how the fair value of the award is measured. For all stock based compensation awards that contain graded vesting based on service conditions, we have elected to apply a straight-line recognition method to account for these awards. However, guidance is relatively new and the application of these principles over time may be subject to further interpretation or refinement. See "Notes to Consolidated Financial Statements—Note 2—Summary of Significant Accounting Policies—Stock-Based Compensation" and "Notes to Consolidated Financial Statements—Note 12—Stockholders' Equity—Stock Incentive Plans" for additional discussion.

Discontinued Operations

        In accordance with the provisions of ASC 205-20, the results of operations of a component of an entity that has either been disposed of or is classified as held for sale is required to be reported as discontinued operations in the consolidated financial statements. In order to be considered a discontinued operation, both the operations and cash flows of the component have been (or will be) eliminated from the ongoing operations of an entity and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. The accompanying consolidated financial statements reflect the results of operations and financial position of our Joe's Business as discontinued operations.

Recent Accounting Pronouncements

        In July 2013, FASB issued a standard to clarify the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists as of the reporting date. This guidance is effective for annual reporting periods beginning after December 15, 2013. The adoption of this amendment will not have a material effect on our financial statements.

        In April 2014, FASB issued ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property Plant and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, ("ASU 2014-08") which provides amended guidance on the presentation of financial statements and reporting discontinued operations and disclosures of disposals of components of an entity within property, plant and equipment. ASU 2014-08 amends the definition of a discontinued operation and requires entities to disclose additional information about disposal transactions that do not meet the discontinued operations criteria. The effective date of ASU 2014-08 is for disposals that occur in annual periods (and interim periods therein) beginning on or after December 15, 2014. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

        In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers, ("ASU 2014-09") which provides a single, comprehensive framework for all entities in all industries to apply in the determination of when to recognize revenue, and, therefore, supersedes virtually all existing revenue recognition requirements and guidance. This framework is expected to result in less complex guidance in application while providing a consistent and comparable methodology for revenue recognition. The core principle of the guidance is that an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract(s), (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract(s), and (v) recognize revenue when, or as, the entity satisfies a performance obligation. We are currently evaluating the impact that this amended guidance will have on our consolidated financial statements and related disclosures. In July 2015, the FASB reached a decision to defer the effective date of the amended guidance. In August 2015, ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, was issued which defers the effective date of ASU 2014-09 to December 15, 2017. Early adoption is not permitted.

        In August 2014, FASB issued ASU No. 2014-15 to communicate amendments to FASB Accounting Standards Codification Subtopic 205-40, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, (the "ASC amendments"). The ASC amendments establish new requirements for management to evaluate a company's ability to continue as a going concern and to provide certain related disclosures. The ASC amendments are effective for the annual periods ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted, but we have not yet adopted such guidance.

        In July 2015, FASB issued ASU 2015-11, Inventory (Topic 330)—Simplifying the Measurement of Inventory, which will require an entity to measure inventory at the lower of cost or net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The guidance will be effective for us beginning with fiscal year 2018. Early adoption is permitted. We are currently evaluating the impact that this amended guidance will have on our consolidated financial statements and related disclosures.

Going Concern

        The accompanying financial statements have been prepared assuming that we will continue as a going concern. While management is evaluating all options to cure the defaults, including refinancing, extending the indebtedness and exploring alternatives for other sources of capital for ongoing cash needs, there can be no assurance that we will be able to secure a resolution or refinance or extend the indebtedness and, accordingly, our liquidity and ability to operate could be adversely affected. We have engaged Carl marks to assist us as we explore all alternatives. We are currently in discussions with our creditors under both of the term loan credit agreement and revolving credit agreement regarding a resolution to the defaults, and our ability to continue as a going concern is dependent upon us resolving the outstanding indebtedness. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should we be unable to continue as a going concern.

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  Exhibit 99.2
  ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS